Agreement: Loan Agreements Listed in Schedule Moodys BNY



Dated:    See Attached Schedule



                     ANNUAL STATEMENT AS TO COMPLIANCE



In accordance with the applicable section in each of the Pooling and Servicing Agreements specified:



   i. the Servicer has fully complied with the provisions of Articles V, VII and VIII;
   ii. a review of the activities of the Servicer during the year ended December 31, 2002 and of its performance under the Agreement has been made; and
   iii. to the best of my knowledge, based on such review, the Servicer has fulfilled all of its material obligations under the Agreement for this year.



March 11, 2003








William P. Garland

President

Fairbanks Capital Corp.




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                                 EXHIBIT 1



1. Pooling and Servicing Agreement, dated as of December 1, 2001, among EQCC Receivables Corporation, as Depositor, EquiCredit Corporation of America, as Transferor and Initial Servicer, Bank of America, N.A., as Advancing Party, Fairbanks Capital Corp., as Expected Successor Servicer, and The Bank of New York, as Trustee, relating to the EQCC Asset Backed Certificates, Series 2001-1F.



2. Pooling and Servicing Agreement, dated as of December 1, 2001, among EQCC Receivables Corporation, as Depositor, EquiCredit Corporation of America, as Transferor and Initial Servicer, Bank of America, N.A., as Advancing Party, Fairbanks Capital Corp., as Expected Successor Servicer, and The Bank of New York, as Trustee, relating to the EQCC Asset Backed Certificates, Series 2001-2.

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